 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 2, 2007
(Date of earliest event reported)

Tripos, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah	0-23666	43-1454986

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1699 South Hanley Rd. St. Louis, MO	63144	(314) 647-1099

(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On April 2, 2007, Tripos, Inc. (the "Company") sent a letter to Provid Pharmaceuticals, Inc. ("Provid"), terminating the Stock Purchase Agreement, dated January 2, 2007 between the Company and Provid.  The Stock Purchase Agreement provided that, upon the terms and subject to the conditions set forth in the Stock Purchase Agreement, Provid would acquire all of the capital stock of the Company's subsidiary, Tripos UK Holdings Limited, and certain related U.S. assets, thereby acquiring the Company's Discovery Research Products and Services business (the "Business") as a going concern.  The consideration for the sale of the Business was to be $2 million in cash, subject to certain adjustments determined with respect to the Business's net working capital, capital leasing debt, and property, plant and equipment as of the date of the closing and the assumption by Provid of certain liabilities of the Company related to the Business.

Consummation of the Stock Purchase Agreement was subject to a number of conditions, including Provid's ability to obtain acquisition financing, receipt of certain customer consents, resolution of repayment obligations under certain British government economic development grants, and certain other customary closing conditions.

Pursuant to the terms of the Stock Purchase Agreement, Provid and the Company each had certain termination rights.  Among other things, either party could terminate the agreement if the closing has not occurred on or prior to March 31, 2007 for any reason other than delay or nonperformance by the party seeking termination.  On April 2, 2007, the Company sent a letter to Provid exercising this termination right.

Termination of the Stock Purchase Agreement terminated all obligations of the parties, except that such termination did not constitute a waiver of any rights either party may have had by reason of a breach by the other party of any agreement or covenant in the Stock Purchase Agreement which occurred prior to the termination.  Neither party made any payments to the other in consideration of the termination, although the Company reserved all rights against Provid under the Stock Purchase Agreement.

The sale of the Business is part of a process, set forth in the plan of dissolution adopted by the Company's board of directors and recently approved by a vote of the Company's shareholders, that is intended to result in the winding up of the Company and the distribution of the sale proceeds, after the satisfaction of all debts and other liabilities and corporate obligations, to shareholders.  Efforts to sell the Business are continuing, although no assurance can be given that a transaction for this division can be completed on satisfactory terms.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements concerning, among other things, the Company's future prospects, including: (1) the Company's ability to sell its Discovery Research business and certain other assets; (2) the Company's ability to satisfy its creditors out of the proceeds of the sales of its assets and other available resources; (3) the Company's ability to offset corporate tax liabilities on the sale of assets through the utilization of net operating loss carryforwards; and (4) the Company's ability to distribute any remaining cash to its stockholders.  These statements are based upon numerous assumptions that the Company cannot control and involve risks and uncertainties that could cause actual results to differ.  These statements should be understood in light of the risk factors set forth in the Company's filings with the SEC, including, without limitations, those factors set forth in the Company's Form 10-K for the fiscal year ended December 31, 2005, and from time to time in the Company's periodic filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPOS, INC.

By: /s/ John P. McAlister

John P. McAlister

President and

Chief Executive Officer

Date: April 6, 2007